EXHIBIT 99.1

Woodward Reports Second Quarter Fiscal Year 2018 Results

FORT COLLINS, Colo., April 23, 2018 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today reported financial results for its second quarter of fiscal year 2018 ending March 31, 2018.  (All per share amounts are presented on a fully diluted basis.)

Second Quarter Fiscal 2018 Overview

  Net sales for the second quarter of fiscal 2018 were $548 million, an increase of 10 percent compared to $500 million for the second quarter of last year.
  Net earnings were $38 million, or $0.60 per share for both the second quarter of 2018 and 2017. Adjusted net earnings1 for the second quarter of 2018 were $52 million, or $0.82 per share.
  Total EBIT1 for the second quarter of 2018 was $55 million, compared to $57 million in the second quarter of the prior year.  Adjusted EBIT1 for the second quarter of 2018 was $73 million.
  Net cash generated from operating activities for the first half of 2018 was $57 million, compared to $130 million for the prior year period. Free cash flow1 was an outflow of $2 million for the first half of 2018, compared to an inflow of $87 million for the same period of the prior year.

“Strong sales growth in our Aerospace segment continued with the narrowbody ramp up and a robust aftermarket,” said Thomas A. Gendron, Chairman and Chief Executive Officer of Woodward. “While we are seeing growth in some areas of our Industrial segment it remains pressured given continued challenges in the industrial turbomachinery market. Earlier this month, we announced the transformative acquisition of L’Orange, which will significantly strengthen our competitive position while improving our growth and profitability profile in the Industrial segment.”

Company Results

Net sales for the second quarter of fiscal 2018 were $548 million, an increase of 10 percent compared to $500 million for the same period of the prior year. Foreign currency exchange rates had a favorable impact on sales of approximately $11 million for the quarter.

Net earnings for the second quarter of 2018 were $38 million, or $0.60 per share, compared to $38 million, or $0.60 per share, in the second quarter of 2017.

As previously announced, beginning this second quarter of 2018, Woodward will be providing certain financial measures on an adjusted non-GAAP basis, as well as under U.S. GAAP. Adjusted amounts will exclude restructuring charges, Duarte move related costs, and M&A transaction and integration costs (collectively “special charges”), as well as transition impacts of the change in U.S. tax legislation.

For the second quarter of 2018, adjusted net earnings were $52 million, or $0.82 per share. Adjusted net earnings excludes $19 million of pre-tax special charges, or $0.22 per share, recorded in the quarter, which includes the recently announced $17 million of pre-tax restructuring charges.

The effective tax rate for the second quarter of 2018 was 20.9 percent, compared to 24.1 percent for the second quarter of 2017.

EBIT was $55 million for the second quarter of 2018, compared to $57 million for the second quarter of 2017. Adjusted EBIT, which excludes the $19 million of special charges for the current quarter, was $73 million.

As previously announced, Woodward signed an agreement to acquire L’Orange, with an anticipated closing in the third quarter of fiscal 2018. This acquisition is expected to be accretive to Woodward in fiscal 2019.

Segment Results

Aerospace
Aerospace segment net sales for the second quarter of fiscal 2018 were $386 million, compared to $321 million for the second quarter a year ago. Segment earnings for the second quarter of 2018 were $73 million, compared to $58 million for the same quarter last year. Segment earnings as a percent of segment net sales were 18.9 percent this quarter, compared to 18.2 percent in the same quarter of the prior year.

Commercial aerospace sales growth was driven by the ongoing ramp in production of next generation aircraft, robust commercial aftermarket sales and continued strength in smart weapons. Segment earnings benefited from the impact of the higher sales volume in the quarter, which was partially offset by higher manufacturing costs related to increasing production levels and learning curve effects. Segment earnings were also negatively impacted by increased investment in research and development.

Industrial
Industrial segment net sales for the second quarter of fiscal 2018 were $162 million, compared to $180 million for the second quarter a year ago. Foreign currency exchange rates had a favorable impact on sales of approximately $10 million for the quarter. On a constant currency basis sales would have decreased 15 percent. Segment earnings for the second quarter of 2018 were $10 million, compared to $17 million in the second quarter a year ago. Segment earnings as a percent of segment net sales were 6.3 percent in the second quarter of 2018, compared to 9.5 percent in the same quarter of the prior year.

Sales declined due to continued weakness in industrial gas turbines and renewables, partially offset by improving demand for large engines. The decrease in segment earnings was primarily related to the lower sales volume.

Nonsegment
Nonsegment expenses totaled $28 million for the second quarter of fiscal 2018, compared to $19 million for the same quarter last year. Adjusted nonsegment expenses1 were $10 million, which excludes the impact of the $19 million of special charges. The decrease in adjusted nonsegment expenses in the current quarter, compared to nonsegment expenses in the same quarter of the prior year, was primarily due to the timing of stock-based compensation expense. In 2018, the majority of stock-based compensation expense was recorded in the first quarter, whereas in the prior year this expense was recorded in the second quarter.

Year-to-Date Results

Net sales for the first six months of fiscal 2018 were $1.018 billion, an increase of 8 percent from $943 million for the same period last year. Foreign currency exchange rates had a favorable impact on sales of approximately $17 million for the first six months of 2018.

Net earnings for the first six months of 2018 were $57 million, compared to $85 million in the same period last year. Earnings per share for the first six months of 2018 were $0.89, compared to $1.33 for the same period last year.

Adjusted net earnings for the first six months of 2018 were $85 million, or $1.34 per share, which excludes the $19 million of pre-tax special charges, or $0.22 per share. Adjusted net earnings also excludes $15 million of tax expense, or $0.23 per share, related to the transition impacts of the change in U.S. tax legislation recorded in the first quarter of 2018.

The effective tax rate for the first six months of 2018 was 34.1 percent, compared to 13.0 percent for the same period of the prior year. The adjusted effective tax rate1 for the first six months of 2018, which removes the transition impacts of the change in U.S. tax legislation, was 18.6 percent. The organic1 effective tax rate for fiscal 2018 is still anticipated to be approximately 24 percent. The organic, adjusted effective tax rate1 for fiscal 2018 is anticipated to be approximately 18 percent.

Year-to-date EBIT for 2018 was $99 million, compared to $110 million for the same period last year. Adjusted year-to-date EBIT1 for the current year was $117 million, which excludes the $19 million of special charges.

Aerospace segment net sales for the first six months of 2018 were $692 million, an increase of 18 percent compared to $587 million for the same period last year. Aerospace segment earnings as a percent of segment net sales for the first six months of 2018 was 16.8 percent, compared to 17.9 percent for the same period last year.

Industrial segment net sales for the first six months of 2018 were $326 million, a decrease of 8 percent compared to $356 million for the same period last year. Foreign currency exchange rates had a favorable impact on sales of approximately $15 million for the first six months. On a constant currency basis sales would have decreased 13 percent. Industrial segment earnings as a percent of segment net sales for the first six months of 2018 was 9.1 percent, compared to 9.9 percent for the same period last year.

Nonsegment expenses totaled $47 million for the first six months of 2018, compared to $30 million for the first six months of the prior year. Adjusted nonsegment expenses were $29 million, or 2.9 percent of net sales, which excludes the impact of the $19 million of special charges.

Cash Flow and Financial Position

Net cash generated from operating activities for the first half of fiscal 2018 was $57 million, compared to cash generated of $130 million for the first half of the prior year. The difference was largely due to a decrease in payables, primarily resulting from the timing of payments, and lower earnings. Free cash flow was an outflow of $2 million for the first half of 2018, compared to an inflow of $87 million for the same period of the prior year. Organic free cash flow for fiscal year 2018 is now anticipated to be $200 million. Payments for property, plant, and equipment for the first half of 2018 were $58 million, compared to $43 million for the first half of 2017.

Total debt was $630 million at March 31, 2018, compared to $613 million at September 30, 2017.  The ratio of debt-to-debt-plus-equity was 30.2 percent at March 31, 2018, compared to 30.9 percent at September 30, 2017.

Fiscal 2018 Full Year Outlook

The outlook below is presented on an organic basis.

Net sales are expected to be approximately $2.2 billion for fiscal year 2018, with Aerospace sales up approximately 12 percent and Industrial sales down approximately 7 percent, both as compared to the prior year.

Aerospace and Industrial segment earnings as a percent of net sales are both expected to be approximately flat to slightly up as compared to the prior year.

Earnings per share are now expected to be between $3.00 and $3.20 based on approximately 64 million of fully diluted weighted average shares outstanding.

Woodward’s overall outlook related to operational performance is unchanged. Improved Aerospace performance is being offset by weaker Industrial performance. The change from the previous outlook is due to the impacts of the restructuring charges, Duarte move related costs, higher anticipated outstanding shares and M&A transaction costs. Adjusted earnings per share are expected to be between $3.60 and $3.80.

Reconciliation of organic reported & adjusted outlook
	As reported,
	U.S. GAAP	Adjusted[1]
Previous full year fiscal 2018 outlook	$3.35 - $3.60	$3.35 - $3.60

Transition impact of U.S. tax legislation changes		$0.23
Restructuring charges	$(0.20)
Duarte move, M&A costs and other anticipated items	$(0.17)

Full year fiscal 2018 outlook	$3.00 - $3.20	$3.60 - $3.80

 Conference Call

Woodward will hold an investor conference call at 4:30 p.m. EDT, April 23, 2018, to provide an overview of the financial performance for the second quarter of fiscal year 2018, business highlights, and outlook for fiscal 2018. You are invited to listen to the live webcast of our conference call, or a recording, and view or download accompanying presentation slides at our website, www.woodward.com.

You may also listen to the call by dialing 1-877-231-2582 (domestic) or 1-478-219-0714 (international).  Participants should call prior to the start time to allow for registration; the Conference ID is 84309909. An audio replay will be available by telephone from 7:30 p.m. EDT on April 23, 2018 until 11:59 p.m. EDT on May 7, 2018. The telephone number to access the replay is 1-855-859-2056 (domestic) or 1-404-537-3406 (international), reference access code 84309909.

A webcast presentation will be available on the website by clicking the Investors tab, then the Calendar of Events menu selection and associated webcast link. The call and presentation will remain accessible at the website for 14 days.

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control solutions for the aerospace and industrial markets. The company’s innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.2

Cautionary Statement
Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, statements regarding our expectations related to the performance of our segments, our expectations regarding our pending acquisition of L’Orange, including the expected closing date and its effects on our business and financial results, our expectations regarding the effects of the changes in the U.S. tax legislation on our business, our future sales, earnings, liquidity, tax rate, and relative profitability, and expectations regarding our markets. Readers are cautioned that these forward-looking statements are only predictions and are subject to risks, uncertainties, and assumptions that are difficult to predict. Factors that could cause actual results and the timing of certain events to differ materially from the forward-looking statements include, but are not limited to, a decline in business with, or financial distress of, Woodward’s significant customers; global economic uncertainty and instability in the financial markets; Woodward’s ability to manage product liability claims, product recalls or other liabilities associated with the products and services that Woodward provides; Woodward’s ability to obtain financing, on acceptable terms or at all, to implement its business plans, complete acquisitions, or otherwise take advantage of business opportunities or respond to business pressures; Woodward’s long sales cycle, customer evaluation process, and implementation period of some of its products and services; Woodward’s ability to implement and realize the intended effects of any restructuring and alignment efforts; Woodward’s ability to successfully manage competitive factors, including prices, promotional incentives, competitor product development, industry consolidation, and commodity and other input cost increases; Woodward’s ability to manage expenses and product mix while responding to sales increases or decreases; the ability of Woodward’s subcontractors to perform contractual obligations and its suppliers to provide Woodward with materials of sufficient quality or quantity required to meet Woodward’s production needs at favorable prices or at all; Woodward’s ability to monitor its technological expertise and the success of, and/or costs associated with, its product development activities; Woodward’s debt obligations, debt service requirements, and ability to operate its business, pursue its business strategies and incur additional debt in light of covenants contained in its outstanding debt agreements; Woodward’s ability to manage additional tax expense and exposures; risks related to Woodward’s U.S. Government contracting activities, including liabilities resulting from legal and regulatory proceedings, inquiries, or investigations related to such activities; the potential of a significant reduction in defense sales due to decreases in the amount of U.S. Federal defense spending or other specific budget cuts impacting defense programs in which Woodward participates; changes in government spending patterns, priorities, subsidy programs and/or regulatory requirements; future impairment charges resulting from changes in the estimates of fair value of reporting units or of long-lived assets; future results of Woodward’s subsidiaries; environmental liabilities related to manufacturing activities and/or real estate acquisitions; Woodward’s continued access to a stable workforce and favorable labor relations with its employees; physical and other risks related to Woodward’s operations and suppliers, including natural disasters, which could disrupt production; Woodward’s ability to successfully manage regulatory, tax, and legal matters; risks related to Woodward’s common stock, including changes in prices and trading volumes; risks from operating internationally, including the impact on reported earnings from fluctuations in foreign currency exchange rates, and compliance with and changes in the legal and regulatory environments of the United States and the countries in which Woodward operates; fair value of defined benefit plan assets and assumptions used in determining Woodward’s retirement pension and other postretirement benefit obligations and related expenses; industry risks, including increases in natural gas prices, unforeseen events that may reduce commercial aviation and increasing emissions standards; Woodward’s operations may be adversely affected by information systems interruptions or intrusions; risks associated with integrating the L’Orange business, including diversion of management time and attention, inability to meet our expectations, unexpected liabilities, loss of employees and difficulties integrating and retaining customers, suppliers and partners; certain provisions of Woodward’s charter documents and Delaware law that could discourage or prevent others from acquiring the company; and other risk factors described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2017, and other risks described in Woodward’s filings with the Securities and Exchange Commission.

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
(Unaudited - in thousands except per share amounts)	2018	2017	2018	2017

Net sales	$548,249	$500,381	$1,018,397	$943,275
Costs and expenses:
Cost of goods sold	401,331	367,099	748,115	696,247
Selling, general, and administrative expenses	39,486	47,660	85,762	85,960
Research and development costs	37,169	30,385	71,955	56,925
Restructuring charges	17,013	-	17,013	-
Interest expense	6,687	6,790	13,437	13,630
Interest income	(471)	(474)	(834)	(879)
Other (income) expense, net	(1,613)	(1,315)	(3,185)	(5,903)
Total costs and expenses	499,602	450,145	932,263	845,980
Earnings before income taxes	48,647	50,236	86,134	97,295
Income taxes	10,158	12,131	29,385	12,642
Net earnings	$38,489	$38,105	$56,749	$84,653

Earnings per share amounts:
Basic earnings per share	$0.63	$0.62	$0.93	$1.38
Diluted earnings per share	$0.60	$0.60	$0.89	$1.33
Weighted average common shares outstanding:
Basic	61,401	61,310	61,323	61,436
Diluted	63,750	63,499	63,730	63,593
Cash dividends per share paid to Woodward common stockholders	$0.1425	$0.1250	$0.2675	$0.2350

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31,	September 30,
	2018	2017
(Unaudited - in thousands)
Assets
Current assets:
Cash and cash equivalents	$100,147	$87,552
Accounts receivable	365,351	402,182
Inventories	508,971	473,505
Income taxes receivable	24,269	19,376
Other current assets	30,512	38,574
Total current assets	1,029,250	1,021,189
Property, plant, and equipment, net	943,433	922,043
Goodwill	557,981	556,545
Intangible assets, net	159,448	171,882
Deferred income tax assets	20,705	19,950
Other assets	74,934	65,500
Total assets	$2,785,751	$2,757,109

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$41,930	$32,600
Accounts payable	195,917	232,788
Income taxes payable	2,691	6,774
Accrued liabilities	111,442	155,072
Total current liabilities	351,980	427,234
Long-term debt, less current portion	588,461	580,286
Deferred income tax liabilities	22,254	33,408
Other liabilities	366,146	344,798
Total liabilities	1,328,841	1,385,726
Stockholders’ equity	1,456,910	1,371,383
Total liabilities and stockholders’ equity	$2,785,751	$2,757,109

Woodward, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Six-Months Ended
	March 31,
(Unaudited - in thousands)	2018	2017

Net cash provided by operating activities	$56,718	$129,994

Cash flows from investing activities:
Payments for property, plant, and equipment	(58,478)	(43,053)
Net proceeds from sale of assets	1,198	3,682
Proceeds from sales of short-term investments	8,970	4,994
Payments for purchases of short-term investments	(808)	-
Net cash used in investing activities	(49,118)	(34,377)

Cash flows from financing activities:
Cash dividends paid	(16,422)	(14,415)
Proceeds from sales of treasury stock	3,560	11,223
Payments for repurchases of common stock	-	(61,782)
Borrowings on revolving lines of credit and short-term borrowings	809,680	684,200
Payments on revolving lines of credit and short-term borrowings	(800,350)	(706,600)
Payments of long-term debt and capital lease obligations	(210)	(204)
Net cash used in financing activities	(3,742)	(87,578)
Effect of exchange rate changes on cash and cash equivalents	8,737	(10,176)
Net change in cash and cash equivalents	12,595	(2,137)
Cash and cash equivalents at beginning of year	87,552	81,090
Cash and cash equivalents at end of period	$100,147	$78,953

Woodward, Inc. and Subsidiaries
SEGMENT NET SALES AND EARNINGS
	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
(Unaudited - in thousands)	2018	2017	2018	2017
Net sales:
Aerospace	$386,343	$320,526	$692,248	$587,206
Industrial	161,906	179,855	326,149	356,069
Total consolidated net sales	$548,249	$500,381	$1,018,397	$943,275
Segment earnings*:
Aerospace	$72,969	$58,227	$116,522	$105,104
As a percent of segment sales	18.9%	18.2%	16.8%	17.9%

Industrial	10,237	17,089	29,581	35,087
As a percent of segment sales	6.3%	9.5%	9.1%	9.9%
Total segment earnings	83,206	75,316	146,103	140,191
Nonsegment expenses	(28,343)	(18,764)	(47,366)	(30,145)
EBIT	54,863	56,552	98,737	110,046
Interest expense, net	(6,216)	(6,316)	(12,603)	(12,751)
Consolidated earnings before income taxes	$48,647	$50,236	$86,134	$97,295
*This schedule reconciles segment earnings, which exclude certain costs, to consolidated earnings before taxes.

Payments for property, plant and equipment	$30,028	$21,995	$58,478	$43,053
Depreciation expense	$15,754	$13,663	$30,581	$26,118

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EARNINGS TO ADJUSTED EARNINGS [1]
	Three-Months Ended			Six-Months Ended
	March 31, 2018			March 31, 2018
(Unaudited - in thousands)	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax	Before Income Tax	Net of Income Tax	Per Share, Net of Income Tax
Earnings (U.S. GAAP)	$48,647	$38,489	$0.60	$86,134	$56,749	$0.89
Non-U.S. GAAP adjustments:
Restructuring charges	17,013	12,667	0.20	17,013	12,667	0.20
Other charges*	1,535	1,201	0.02	1,535	1,201	0.02
Non-U.S. GAAP adjustments to arrive at adjusted EBIT	18,548	13,868	0.22	18,548	13,868	0.22
Transition impact of U.S. tax legislation	-	-	-	-	14,778	0.23
Total Non-U.S. GAAP adjustments	18,548	13,868	0.22	18,548	28,646	0.45
Adjusted earnings (Non-U.S. GAAP)	$67,195	$52,357	$0.82	$104,682	$85,395	$1.34
* Other charges includes Duarte move related costs, and merger and acquisition transaction and integration costs

Woodward, Inc. and Subsidiaries
RECONCILIATION OF NONSEGMENT EXPENSES TO ADJUSTED NONSEGMENT EXPENSES [1]
	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
(Unaudited - in thousands)	2018	2017	2018	2017
Nonsegment expenses (U.S. GAAP)	$28,343	$18,764	$47,366	$30,145
Restructuring and other charges	(18,548)	-	(18,548)	-
Adjusted nonsegment expenses (Non-U.S. GAAP)	$9,795	$18,764	$28,818	$30,145

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EBIT [1] TO ADJUSTED EBIT [1]
	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
(Unaudited - in thousands)	2018	2017	2018	2017
Net earnings (U.S. GAAP)	$38,489	$38,105	$56,749	$84,653
Income taxes	10,158	12,131	29,385	12,642
Interest expense	6,687	6,790	13,437	13,630
Interest income	(471)	(474)	(834)	(879)
EBIT (Non-U.S. GAAP)	54,863	56,552	98,737	110,046
Restructuring and other charges	18,548	-	18,548	-
Adjusted EBIT (Non-U.S. GAAP)	$73,411	$56,552	$117,285	$110,046

Woodward, Inc. and Subsidiaries
RECONCILIATION OF EBITDA [1] TO ADJUSTED EBITDA [1]
	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
(Unaudited - in thousands)	2018	2017	2018	2017
Net earnings (U.S. GAAP)	$38,489	$38,105	$56,749	$84,653
Income taxes	10,158	12,131	29,385	12,642
Interest expense	6,687	6,790	13,437	13,630
Interest income	(471)	(474)	(834)	(879)
Amortization of intangible assets	6,258	6,431	12,501	12,889
Depreciation expense	15,754	13,663	30,581	26,118
EBITDA (Non-U.S. GAAP)	76,875	76,646	141,819	149,053
Restructuring and other charges	18,548	-	18,548	-
Adjusted EBITDA (Non-U.S. GAAP)	$95,423	$76,646	$160,367	$149,053

Woodward, Inc. and Subsidiaries
RECONCILIATION OF CASH FLOW FROM OPERATING ACTIVITIES TO FREE CASH FLOW[1]
	Three-Months Ended		Six-Months Ended
	March 31,		March 31,
(Unaudited - in thousands)	2018	2017	2018	2017

Net cash provided by operating activities	$59,251	$77,643	$56,718	$129,994
Payments for property, plant, and equipment	(30,028)	(21,995)	(58,478)	(43,053)
Free cash inflow (outflow) (Non-U.S. GAAP)	29,223	55,648	(1,760)	86,941

1 Adjusted and Non-U.S. GAAP Financial Measures: Adjusted net earnings, adjusted earnings per share, adjusted EBIT and EBITDA, adjusted effective tax rate, and adjusted nonsegment expenses exclude, as applicable, (i) restructuring charges, (ii) move costs associated with the relocation of our Duarte, California operations to the Company’s newly renovated Drake Campus in Fort Collins, Colorado (“Duarte move related costs”), (iii) L'Orange M&A transaction and integration costs and (iv) the transition impacts of the change in U.S. federal tax legislation. Woodward believes that these items are short-term costs, not related to the ongoing operations of the business and therefore, uses them to illustrate more clearly how the underlying business of Woodward is performing. Organic financial measures excludes all impacts related to the anticipated L’Orange acquisition.

EBIT (earnings before interest and taxes), EBITDA (earnings before interest, taxes, depreciation and amortization), and free cash flow are financial measures not prepared and presented in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP). Management uses EBIT to evaluate Woodward’s operating performance without the impacts of financing and tax related considerations. Management uses EBITDA in evaluating Woodward’s operating performance, making business decisions, including developing budgets, managing expenditures, forecasting future periods, and evaluating capital structure impacts of various strategic scenarios. Management uses free cash flow, which is derived from net cash provided by or used in operating activities less payments for property, plant, and equipment, in reviewing the financial performance of Woodward’s various business segments and evaluating cash generation levels. Securities analysts, investors, and others frequently use EBIT, EBITDA and free cash flow in their evaluation of companies, particularly those with significant property, plant, and equipment, and intangible assets that are subject to amortization. The use of any of these non-U.S. GAAP financial measures is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with U.S. GAAP. Because EBIT and EBITDA exclude certain financial information compared with net earnings, the most comparable U.S. GAAP financial measure, users of this financial information should consider the information that is excluded. Free cash flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs. Management’s calculations of EBIT, EBITDA, and free cash flow may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures. We refer to certain financial measures excluding the impact of currency exchange rate fluctuations as “constant currency basis”.  We calculate financial measures on a constant currency basis by removing any realized or unrealized currency gains or losses on working capital from the particular measure in the current period and then converting our current period local currency financial results using the foreign currency exchange rates in effect during the prior year period. The financial measures, when calculated on a constant currency basis, are intended to supplement our reported operating results and, when considered in conjunction with the corresponding U.S. GAAP measures, facilitate a better understanding of changes in the metrics from period to period and the core operations of the Company.

2 Website, Facebook, Twitter: Woodward has used, and intends to continue to use, its Investor Relations website, its Facebook page and its Twitter handle as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

CONTACT:
Don Guzzardo
Corporate Director, Investor Relations & Treasury
970-498-3580
Don.Guzzardo@woodward.com